EXHIBIT 11(a)(22)
                                                     -----------------

    [Information published by Parent on July 30, 1999, available via the
                   Internet at http://www.yes2nisource.com]


   NISOURCE

   Delivering life's essential resources

   Get the latest news:

   ********************************************************************

   Merrillville, Ind., July 20, 1999 - NiSource Inc. (NYSE: NI) today announced that with regard to its tender offer of Columbia Energy Group it has filed the necessary information under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 with the Federal Trade Commission and Department of Justice.

   Gary Neale, NiSource Chairman, President and Chief Executive Officer said "This sends a serious message to Columbia that we are confident in our ability to secure the necessary regulatory approvals. We have said throughout that we believe the regulatory approval process can be completed within six to nine months if we work together. HSR clearance is an important first step, and one that confirms our commitment to move forward on all fronts of this transaction."

   ***********************************

   For information about tendering your shares, call Innisfree M&A at 877-750-5837

   ************************************

   NiSource is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer focused resource solutions along a corridor stretching from Texas to Maine.

   For more information on NiSource and its subsidiaries, visit www.nisource.com.

   ******************************************************************

                                           [NiSource logo and regional map of
                                           the United States depicting states
                                           which NiSource serves]

                             Say Yes To NiSource

                 FOR INFORMATION ABOUT TENDERING YOUR SHARES,
                     CALL INNISFREE M&A AT 877-750-5837.

                              WWW.NISOURCE.COM

   The information appearing on this Web site is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Columbia Energy Group. Such offer is made solely by the Offer to Purchase, dated June 25, 1999, as amended, and the related Letter of Transmittal. It is not being made to, and tenders will not be accepted from, holders of shares of Columbia common stock in any jurisdiction in which making or accepting such offer would not comply with law. In any jurisdiction where a licensed broker or dealer must make such offer, it shall be deemed made on behalf of NiSource Inc. by Credit Suisse First Boston or other registered brokers or dealers licensed in such jurisdiction. The offer may be extended beyond its August 6, 1999 expiration date. Any extension will be publicly announced no later than 9:00 a.m., New York City time, on the next business day. This Web site does not constitute a solicitation of proxies from Columbia Energy Group's stockholders. Any such solicitation will be made only by separate proxy materials in compliance with Section 14(a) of the Securities Exchange Act.

   This Web site is covered by the TERMS AND CONDITIONS located at NiSource's Web site at WWW.NISOURCE.COM.




                                           [NiSource logo and regional map of
                                           the United States depicting states
                                           which NiSource serves]

   ABOUT THE TENDER OFFER

   WE ARE OFFERING $68 PER SHARE IN CASH FOR ALL SHARES OF COLUMBIA ENERGY GROUP. WE ARE ASKING THAT COLUMBIA SHAREHOLDERS TENDER THEIR SHARES IMMEDIATELY TO SEND A MESSAGE TO COLUMBIA'S MANAGEMENT AND BOARD THAT "NEGOTIATIONS WITH NISOURCE IS IN THEIR STAKEHOLDERS' BEST INTEREST."

        * Offer of $68 cash per share represents a 30.7 percent premium over Columbia's average closing share price for the 20 trading days prior to June 4, 1999 (the last trading day before NiSource's June 7 announcement of its proposal).

        *    The financing for this transaction is firm and in place.

        * We are willing and able to make a higher offer if Columbia is willing to cooperate with us and negotiate a definitive merger agreement.

        * To tender their shares, investors should contact Innisfree M&A at 877-750-5837.

   WE BELIEVE OUR TENDER OFFER WILL BE SUCCESSFUL BECAUSE:

        * Over 80 percent of Columbia stock is owned by institutions. We believe our offer is a full and fair value, and we believe that, as sophisticated investors, they will see it the same way.

        * There is no market overlap between the utility operations of the two companies. Thus, regulatory risk is limited.

        * We have met with the holders of over 50 percent of Columbia's stock, and they want their company to negotiate with us. We are confident that these same investors will take the appropriate actions to ensure that Columbia's board is fully aware of their position in this matter.

   THE LAWSUITS ARE A PART OF OUR OVERALL STRATEGY TO COMPEL COLUMBIA TO LISTEN TO THEIR SHAREHOLDERS.

        * We believe that Columbia's board deprived their shareholders of the right to fill the 13th board position. Columbia's certificate of incorporation and by-laws mandate that Columbia have 13 members on their board divided into three classes with each serving three years.

        * We intend to nominate an independent shareholder representative, with no affiliation to NiSource, to fill the final seat.





   TO REITERATE, THIS COMBINATION IS IN THE BEST INTERESTS OF THE
   SHAREHOLDERS OF BOTH COMPANIES.

        *    Our proposal is:

             *    an offer at a fair value.
             * accretive in first 12 months without reliance on operating synergies.
             *    strategically compelling.
             *    subject to little regulatory risk.
             *    ratings neutral.
        * NiSource has consistently demonstrated its capabilities in multiple sectors: electricity, gas and water.
        * No strings attached to offer - customary conditions in a merger agreement. NiSource would like to close a negotiated transaction within six to nine months, assuming customary regulatory approval process.
        * Creates powerful "Super-Regional" energy company with a unique portfolio.
        * Deal will enhance future growth: NiSource-Columbia will be a nimble player in the energy sector with an estimated 12 percent EPS growth per year.

   FOR INFORMATION ABOUT TENDERING YOUR SHARES, CALL INNISFREE M&A AT 877-750-5837.

                              WWW.NISOURCE.COM




                                           [NiSource logo and regional map of
                                           the United States depicting states
                                           which NiSource serves]


                       Frequently Asked Questions

   WHO IS NISOURCE?

   NiSource is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.

   WHY IS NISOURCE PURSUING COLUMBIA ENERGY GROUP?

   This acquisition is in line with NiSource's stated strategy of growing a gas distribution corridor between Chicago and New England.

   *It delivers on NiSource's well-defined strategy to create a distribution value chain around its gas, electric and water businesses.

   *It brings new products and services to customers.

   *The combination will make NiSource one of the largest natural gas companies in the country.

   *Its pipelines will connect the Texas Gulf to the Atlantic coast.

   *NiSource will have the largest natural gas storage capacity in the U.S.

   WHAT IS THE OFFER THAT NISOURCE HAS MADE TO COLUMBIA ENERGY GROUP?

   NiSource announced June 7, 1999 that it is offering to acquire
   Columbia Energy Group for $5.7 billion, or $68 per share in cash. The offer is not subject to any financing contingency. The price represents a 30.7 percent premium over the average closing share price for Columbia common stock for the 20 trading days ended Friday, June 4, 1999.

   HAD NISOURCE PREVIOUSLY MADE A FORMAL OFFER TO COLUMBIA?

   Yes. NiSource Chairman, President and Chief Executive Officer Gary L. Neale said, "We're announcing this offer after a formal offer to the Columbia Board of Directors was rejected, repeated requests for discussion were ignored and Columbia's financial advisors informed us on May 28 that the company was unwilling to talk with us. We believe that all constituencies will find this offer to be so compelling that Columbia's Board will no longer be able to ignore it."





   HOW LONG WILL THIS ACQUISITION TAKE TO COMPLETE?

   Pending approval from Columbia's shareholders and federal and state regulators, we expect the acquisition to be completed within six to nine months after execution of a merger agreement.

   WHAT PLANS DOES NISOURCE HAVE FOR MERGING THE TWO COMPANIES?

   Just as with previous acquisitions, NiSource expects there to be few operational changes for Columbia. One clear advantage of this proposed merger is that there is no overlap in service areas. NiSource and Columbia are not direct competitors in any utility markets.

   HISTORY HAS PROVEN THAT HOSTILE BIDS AREN'T SUCCESSFUL IN REGULATED INDUSTRIES. WHY IS YOUR SITUATION ANY DIFFERENT?

   Two reasons:

   *Columbia is 82 percent institutionally held. We have spoken to Columbia's largest shareholders, and they favor this offer, which is a substantial premium to Columbia share price prior to our public announcement on June 7.

   *There is no market overlap between the utility operations of the two
   companies.   Thus, redundancies are very modest. For this reason and
   others, we feel there is limited regulatory risk.

   WHAT IS THE REASON FOR THE PROPOSED TENDER?

   Despite our many attempts, Columbia's management has thus far been unwilling to negotiate with us. We've received enough support from Columbia's shareholders that we feel a tender offer for their shares can be completed successfully.

   We would also like to add that we have the ability to offer a higher price. However, Columbia's management must sit down at the negotiating table to obtain a higher price.

   WHAT ARE THE TERMS OF THE TRANSACTION?

   NiSource will offer to acquire all of the outstanding shares of common stock of Columbia for $68 per share in cash.

   WHEN DID THE OFFER COMMENCE?


   June 25, 1999






   WHAT WILL YOU DO IF SHAREHOLDERS DON'T TENDER?

   We will review our options and make a decision at that time. However, let me reiterate that we are committed to this transaction. We firmly believe that this transaction is in the best interest of both companies' shareholders. We're not going away.

   IS THE PRICE OFFERED FAIR?

   We believe this is a compelling offer to Columbia's shareholders that represents a substantial premium over Columbia's current and historical share price.

   ARE YOU WILLING TO OFFER A HIGHER PRICE?

   We have the financing in place to offer a higher price. However, Columbia's management must sit down at the negotiating table to obtain a higher price.

   WHY A CASH TRANSACTION? WHY NOT STOCK?

   We believe that our all-cash merger proposal, which reflects a substantial premium over Columbia's current market value, represents a full and fair price for Columbia stockholders. However, if the Columbia Board and management believe that it would be in their stockholders' best interest to receive NiSource stock in exchange for these shares, we would be willing to consider a transaction that contemplates offering a certain amount of NiSource stock. This would mean, however, that we would need to negotiate a merger with Columbia, something we have been prepared to do throughout this process.

   DOES THIS TRANSACTION REQUIRE NISOURCE STOCKHOLDER APPROVAL?

   No.

   YOU COMMENCED LITIGATION AGAINST THE COLUMBIA BOARD JUNE 24. WHY?

   Despite the fact that Columbia's board was aware that it had to elect five directors at this year's annual meeting, they only filled four seats, which is in violation of their own certificate of incorporation. In view of the entrenched attitude Columbia's board has shown to date, we filed a complaint to give shareholders the right to choose the fifth director.

   YOU COMMENCED FEDERAL LITIGATION AGAINST COLUMBIA JUNE 24. WHY?

   This lawsuit seeks to prohibit Columbia from making false and misleading statements about our tender offer.

   WHY IS THIS DEAL IN THE BEST INTEREST OF NISOURCE'S SHAREHOLDERS?

   *Stronger company - we project 12 percent EPS growth per year


   *Strategically compelling - fits our long-stated goal of building a gas corridor





   *Transaction is accretive in the first year

   WHY IS THIS DEAL IN THE BEST INTEREST OF COLUMBIA'S SHAREHOLDERS?

   *Realize immediate value and significant premium over Columbia share price

   *Uncertainty of achieving the offer price on a stand-alone basis

   *Stronger combined company

   WHAT PROMISES ARE YOU PREPARED TO MAKE TO COLUMBIA SHAREHOLDERS? EMPLOYEES? LOCAL COMMUNITIES?

   *Columbia shareholders would receive a significant premium for their shares.

   *Overall, we anticipate that Columbia employees should see enhanced career opportunities from being part of a larger organization.

   *Together, we anticipate that NiSource and Columbia would continue to be vital parts of their communities by providing jobs, economic development assistance and civic and charitable support.

   WHO ARE YOUR LARGEST SHAREHOLDERS?  WHAT HAS BEEN THEIR REACTION?

   They are Massachusetts Financial, Merrill Lynch, and Duff and Phelps. We have spoke to all of our largest shareholders, and they firmly support this transaction.

   WHAT HAS BEEN THE REACTION OF COLUMBIA'S LARGEST SHAREHOLDERS? HAVE YOU SPOKEN WITH THEM?

   We've met with holders of more than 50 percent of their stock. They are in favor of Columbia meeting with us to discuss our offer.

   DOES COLUMBIA HAVE ANY TAKEOVER DEFENSES IN PLACE?

   Columbia has many of the standard takeover defenses in place, such as a staggered board.

   DO THEY HAVE A POISON PILL?

   No, and it is our hope that they will act responsibly and not take actions which would further entrench Columbia management.

   DO THEY HAVE A STAGGERED BOARD?

   Yes.

   DO COLUMBIA EXECUTIVES HAVE GOLDEN PARACHUTE AGREEMENTS?

   Yes, that information is disclosed in their publicly filed documents, and they were enhanced for the company's top three officers and expanded to 27 others July 14.

   ARE THERE ANY PENSION ISSUES INVOLVED?

   No.

   ARE YOU CONCERNED ABOUT A POSSIBLE INTERLOPER BREAKING UP THE
   TRANSACTION?

   We are not in a position to speculate. Again, we believe that our offer represents an opportunity for the stockholders of both Columbia and NiSource to realize significant value for their respective investment.

   IF A THIRD PARTY MAKES A COUNTEROFFER, HOW DO YOU THINK COLUMBIA WILL
   REACT?

   We are not in a position to speculate; however, we believe that we are making a generous offer and that there are compelling strategic reasons for a combination of our companies. We also believe that the appropriate regulatory bodies will agree with us and that others will recognize these factors as well.

   IF COLUMBIA'S BOARD REJECTS YOUR INITIAL OFFER, OR A THIRD PARTY ENTERS WITH A HIGHER BID, WOULD YOU BE WILLING TO INCREASE YOUR OFFER? IF SO, BY HOW MUCH?

   We will not speculate. We believe that our offer is full and fair and our combination would make more sense to shareholders and regulators than other potential combinations.

   WHEN DO YOU EXPECT THE TRANSACTION TO CLOSE?

   The company anticipates that the transaction will close within 6-9 months after execution of a merger agreement.

   HOW WILL THIS IMPACT NISOURCE'S EARNINGS FOR THE QUARTER AND THE YEAR? COLUMBIA'S?

   The transaction is accretive in the first full year.

   WHEN DO YOU ANTICIPATE FILING YOUR APPLICATION WITH THE FERC?

   We will be filing promptly.

   HOW WILL THE FERC REACT?

   We expect the FERC to support the transaction as it promotes increased competition and will lead to lower rates for customers.

   WHAT OTHER REGULATORY APPROVALS DO YOU NEED? WHAT HAVE THE REGULATORS SAID SO FAR?

   The transaction requires approval of the state regulators in





   Columbia's service area. Our conversations with these regulators have been both constructive and encouraging.

   WILL THERE BE A RATE HIKE?

   No.

   WHO WILL RUN THE COMPANY?

   Gary Neale will become the CEO of the combined company. However, until we sit down and talk with Columbia, it is premature to discuss the balance of the combined company's senior management.

   WHAT ABOUT COLUMBIA'S BOARD MEMBERS? WILL ANY OF THEM BE INVITED TO JOIN NISOURCE'S BOARD?

   Until we sit down and talk with Columbia, it is premature to discuss the combined company's leadership. We would, however, like to approach this as a true merger and retain the best of both companies.

   HOW DO THE CULTURES OF THE TWO COMPANIES COMPARE? ARE THERE ANY DIFFERENCES? IF SO CAN THIS BE AN IMPEDIMENT?

   We are confident that we can combine the two companies operationally, economically and culturally. We would not seek this combination if we believed there were any significant impediments to a complete and successful merger.

   HOW DOES NISOURCE STAND ON ENVIRONMENTAL COMPLIANCE? HOW ABOUT
   COLUMBIA?

   We are proud of our reputation as an environmentally conscientious company and, consistent with our history, we are committed to running the Columbia operations in an environmentally responsible manner.


               FOR INFORMATION ABOUT TENDERING YOUR SHARES,
                   CALL INNISFREE M&A AT 877-750-5837.

                              WWW.NISOURCE.COM



                                           [NiSource logo and regional map of
                                           the United States depicting states
                                           which NiSource serves]


   RELATED PRESS RELEASES

   JULY 1999

        * NISOURCE SEEKS HART-SCOTT-RODINO CLEARANCE FOR COLUMBIA ENERGY BID (7-20-99)

        *    NISOURCE ASKS COLUMBIA CEO TO CORRECT MISLEADING STATEMENTS
             (7-19-99)

        *    NISOURCE/COLUMBIA STRAIGHTTALK (7-14-99)

        *    WASSERSTEIN PERELLA JOINS TEAM OF NISOURCE ADVISORS (7-14-
             99)

        *    NISOURCE TO PURSUE ITS TENDER OFFER FOR COLUMBIA ENERGY (7-
             6-99)

        *    NISOURCE/COLUMBIA STRAIGHTTALK (7-2-99)

   JUNE 1999

        * DELAWARE CHANCERY COURT ORDERS AN ACCELERATED SCHEDULE IN NISOURCE LAWSUIT (6-28-99)

        *    NISOURCE TO COMMENCE TENDER OFFER FOR COLUMBIA ENERGY GROUP
             (6-24-99)

        *    NISOURCE TO PURSUE TRANSACTION FOR COLUMBIA ENERGY GROUP (6-
             10-99)

        *    SHAREHOLDERS WANT COLUMBIA TO NEGOTIATE WITH NISOURCE (6-9-
             99)

        *    NISOURCE INC. OFFERS $68 PER SHARE FOR COLUMBIA ENERGY GROUP
             (6-7-99)


                    FOR INFORMATION ABOUT TENDERING YOUR SHARES,
                        CALL INNISFREE M&A AT 877-750-5837.

                              WWW.NISOURCE.COM




                                           [NiSource logo and regional map of
                                           the United States depicting states
                                           which NiSource serves]



   NISOURCE-COLUMBIA COMPARISON

   CREATES A SUPER REGIONAL POWERHOUSE

   $ IN MILLIONS

   NISOURCE                           COLUMBIA
   ---------------------------        -------------------------------

   MARKET              $3,571         MARKET              $4,665
     CAPITALIZATION:                    CAPITALIZATION:

   ENTERPRISE VALUE:*  $6,390         ENTERPRISE VALUE:   $6,915<F1>

   TOTAL ASSETS:*      $6,370         TOTAL ASSETS:       $7,200


   1998 EBIT:*         $  480         1998 EBIT:          $  515

   1998 NET INCOME:*   $  212         1998 NET INCOME:    $  259



   CUSTOMERS (000'S)                  CUSTOMERS (000'S)

   Electric               421

   Gas                  1,059         Gas                  2,100

   Water                  254
                                      Propane                300


   *    1998 pro forma for Bay State Gas and TPC Corporation.

   <F1> Includes National Propane acquisition debt.


   Comparison as of June 7, 1999. Columbia numbers are taken from their from their filings and public statements.

   Download the ANALYST PRESENTATION regarding the Columbia offer.





                       [Text of Analyst Presentation]

                                  NISOURCE


                         A CATALYST FOR COMPETITION
                  THE ACQUISITION OF COLUMBIA ENERGY GROUP


                                  JUNE 1999



      These materials contain forward-looking statements as defined in
        Section 21E of the Securities Exchange Act of 1934, including statements about future business operations and financial
           performance.  These statements involve risks and uncer-
             tainties inherent in business forecasts, and actual
            results could differ materially from those indicated
              in these statements.  A number of these risks and
               uncertainties are discussed in NiSource's Form
                10-Q Quarterly Report filed with the Securi-
                ties and Exchange Commission on May 14, 1999.





                                                                 NISOURCE

   NISOURCE:  A TRACK RECORD OF PERFORMANCE
   ----------------------------------------------------------------------


             TOTAL RETURN                       NET INCOME
      [Graph depicting performance      [Graph depicting NiSource Net]
       of NiSource stock compared to    Income compared to NiSource EPS
      S&P 500 Index for the period      for the period 1990 to 1999.*]
      June 1989 to June 1999.]
                                        *Research estimates for 1999.






        NISOURCE HAS CONSISTENTLY DELIVERED VALUE TO ITS SHAREHOLDERS


                                   *  *  *





                                                                 NISOURCE

   A GREAT TRANSACTION FOR NI SHAREHOLDERS
   ----------------------------------------------------------------------


   * Immediate cashflow and earnings accretion with little to no synergies required

        -    Combined entity is poised to deliver 12+% annual EPS growth
        -    Revenue and cost synergies could result in higher growth

   *    Positions the combined company for profitable growth

        - Opportunities to leverage capabilities across fuels, geography, weather and time

        - Maintains strong financial profile: credit ratings are likely to be affirmed

   *    Creates a highly competitive energy company from Texas to Maine

        -    Columbia complements NiSource's gas corridor strategy

   * Builds on management's proven track record of strategic accretive acquisitions

   *    Fast track approval process: 6-9 months

        - Customers will benefit from greater choice and increased competition



        ENERGY CORRIDOR STRATEGY  --> ACCRETION  --> EARNINGS GROWTH


                                   *  *  *





                                                                 NISOURCE

   NISOURCE'S STRATEGY:  BUILDING FOR TOMORROW
   ----------------------------------------------------------------------

   * INCREASED PROFITABILITY FROM SOPHISTICATED ARBITRAGE ACROSS FUELS, GEOGRAPHY, WEATHER AND TIME

        -    Procure, deliver, and risk-manage the commodity
        -    Fundamentally alter customer on-site consumption patterns
        - Provide sophisticated billing and metering service for multi-site businesses

   *    CONTINUE TO FOCUS ON ITS CORE STRENGTHS

        -    Gas, Electric and Water Distribution
        -    Gas Storage
        -    Distributed Generation

   *    USE PROVEN SKILLS TO MAXIMIZE SHAREHOLDER VALUE

        -    Quickly implement shared services
             --   $25-30 million from purchasing synergies among Bay
                  State, IWC, and NIPSCO
             --   No personnel layoffs
        -    Achieve above average returns from the regulated business
        -    Enhance base growth rate through non-regulated businesses

                      CONSISTENT FOCUS ON PROFITABILITY

                                   *  *  *





                                                                 NISOURCE

   NI/CG ENERGY CORRIDOR
   ----------------------------------------------------------------------



   Platform for Success                              [Regional map of the
                                                     United States depicting
   *  4,100,000 customers                            states which NiSource
   *  19,000 miles of gas pipelines                  serves]
   *  700 Bcf of gas storage
   *  4,000 MW power generation
   *  800 Bcf proved natural gas reserves




          30% OF U.S. POPULATION AND 40% OF U.S. ENERGY CONSUMPTION


                                   *  *  *




                                                                 NISOURCE


   ARBITRAGE WITHIN THE CORRIDOR
   ----------------------------------------------------------------------


                            [Regional Map of the
                          United States depicting
                       states which NiSource serves]

   Gas flows with the weather [arrow on map]



      CAPITALIZE ON TIME AND WEATHER PATTERNS IN PEAK GAS USAGE PERIODS


                                   *  *  *





                                                                 NISOURCE


   INCREMENTAL REVENUE POTENTIAL
   ----------------------------------------------------------------------


   * Direct interconnect to move gas from Chicago to New England along multiple peak points

   * Use the combination of pipeline capacity and quick release gas storage to arbitrage west to east weather patterns and east to west time zones

        -    "Huff & Puff" theory

   * Similar large industrial customer base provides multiple new inside the fence cogen opportunities

        - Build excess capacity to capitalize on marginal cost differential

   *    Focus trading and marketing on existing asset and customer base

        -    Profitability is critical

        - Capitalize on known reputation and existing cost infrastructure




          CREATE ELECTRIC AND GAS CONVERGENCE AT THE CUSTOMER LEVEL


                                   *  *  *





                                                                 NISOURCE


   COMBINATION OF SIMILAR SIZED PEERS
   ----------------------------------------------------------------------

   ($ in Millions)

               NiSource                           Columbia
   -------------------------------    -------------------------------

   Market Capitalization:   $3,571    Market Capitalization:    $4,665
   Enterprise Value:*       $6,390    Enterprise Value:         $6,915(1)
   Total Assets:*           $6,370    Total Assets:             $7,200

   1998 EBIT:*                $480    1998 EBIT:                  $515
   1998 Net Income:*          $212    1998 Net Income:            $259

   Customers (000's)                  Customers (000's)
     Electric:                 421      Gas:                     2,100
     Gas:                    1,059      Propane:                   300
     Water:                    254

   * 1998 pro forma for Bay State     (1)  Includes National Propane
     Gas and TPC Corporation.              acquisition debt


                         A SUPER REGIONAL POWERHOUSE


                                   *  *  *

                                                                 NISOURCE

   The Offer
   ----------------------------------------------------------------------


   * NiSource has proposed to acquire Columbia for $68 per share in cash or $5.7 billion

   * The offer is not contingent on financing; only customary merger conditions

   * Required regulatory approvals are expected in approximately 6-9 months

   * Due to Columbia's unwillingness to discuss a negotiated transaction, NiSource is making public its proposal


                FULL AND FAIR VALUE TO COLUMBIA SHAREHOLDERS

                                   *  *  *





                                                                 NISOURCE

   THIS IS A COMPELLING OFFER
   ----------------------------------------------------------------------



                      ONE YEAR STOCK PRICE PERFORMANCE
     [Line Graph depicting performance of Columbia stock compared to S&P
           500 Index for the period June 3, 1998 to June 4, 1990]



                        PERIOD PRIOR TO ANNOUNCEMENT

                       1 Day     1 Week    4 Weeks   3 Months
                       -----     ------    -------   --------

             Premium   22.0%     27.1%      35.3%     28.8%



                   OFFER EXCEEDS ALL TIME HIGH STOCK PRICE


                                   *  *  *





                                                                 NISOURCE

   COMPARABLE TRANSACTION ANALYSIS
   ----------------------------------------------------------------------


   (Dollars in Millions)

                                                                                                     Purchase Price     Adjusted
                                                                                                          as a          Purchase
                                                                               Premiums Paid to       Multiple of:        Price
                                                                               Pre-announcement       ------------    -------------
                                                                                    Prices                         LTM
                                                                              ------------------       ---------------------------
    Date                                                                      4         1       1     Earn-
  Announced           Acquiror                        Target                weeks      week    day    ings    Book   EBITDA   EBIT
  ---------           --------                        ------                -----     -----    ---    ----    ----   ------   ----
PROPOSED    NISOURCE INC.               COLUMBIA ENERGY GROUP               35.3%     27.1%   22.0%   23.4x   2.7x    10.7x   15.8x
5/10/99     Dominion Resources          Consolidated Natural Gas            27.3%     29.2%   18.4%   22.6x   2.7x    10.3x   16.9x
4/26/99     ONEOK                       Southwest Gas                       32.2%     21.5%   23.1%   19.1x   1.9x    7.5x    11.9x
4/23/99     Energy East                 Connecticut Energy                  65.1%     50.0%   34.1%   23.0x   2.4x    11.1x   16.8x
3/15/99     El Paso Natural Gas         Sonat Inc.                          39.5%     41.9%   18.9%   32.8x   3.0x    9.2x    20.5x
2/22/99     Sempra Energy               KN Energy                           21.6%     28.6%   18.3%   31.3x   1.4x    11.6x   15.0x
12/14/98    National Grid Plc           New England Electric System         26.8%     23.9%   25.0%   26.7x   2.0x    9.7x    13.1x
12/7/98     BEC Energy                  Commonwealth Energy System          16.1%     14.5%   16.6%   18.2x   2.1x    8.2x    12.9x
11/11/98    Carolina Power & Light      North Carolina Natural
                                          Gas Corp.                         47.8%     41.1%   48.1%   20.9x   2.8x    10.1x   13.7x
10/19/98    Eastern Enterprises         Colonial Gas                        26.1%     29.9%   26.8%   21.0x   2.5x    10.3x   14.7x
12/22/97    Eastern Enterprises         Essex County Gas                    61.2%     55.5%   26.6%   21.2x   2.4x    9.5x    13.6x
12/18/97    NIPSCO Industries           Bay State Gas                       39.1%     32.0%   26.5%   22.5x   2.3x    10.3x   15.8x
12/12/96    ONEOK                       Western Resources Inc.                NM        NM     NM     32.5x   1.2x    10.8x   18.4x
11/22/96    TECO Energy                 Lykes Energy                          NA        NA     NA     18.8x   2.8x    7.7x    11.4x
8/12/96     Houston Industries          NorAm Energy                        47.1%     43.8%   37.6%   25.3x   2.6x    8.2x    11.9x
7/22/96     Atmos Energy                United Cities Gas                   69.7%     64.3%   52.2%   24.8x   2.2x    8.6x    13.0x
4/15/96     Texas Utilities             ENSERCH                               NM        NM     NM      NM      NM     6.8x    18.6x
                                                MEAN                        40.0%     36.6%   28.6%   24.0x   2.3x    9.4x    14.9x

                                                                  *  *  *






                                                                 NISOURCE

   COMPLETED IN 6 --9 MONTHS
   ----------------------------------------------------------------------

      Similar Process and Timing to NiSource/Bay State and Dominion/CNG

                                                                            MONTHS

                           TO*            TO+1          TO+2       TO+3     TO+4        TO+5         TO+6     TO+7    TO+8   TO+9
                           ---            ----          ----       ----     ----        ----         ----     ----    ----   ----

 Shareholder                                         Mail Proxy                     Shareholder
 Approval                                                                             Approval

 FERC                    Filing                      Commission                                    Approval
                                                       Review

 Hart-Scott              Filing         Approval
 Rodino

 State Filings      File: KY, OH,MD,                                                               Approval
                         PA, VA

 SEC                 1935 Act Filing                 Commission                                    Approval
                                                       Review

     *Signing of Merger Agreement.


               TIMING CAN BE COMPRESSED BY ACTIVE SHAREHOLDER SUPPORT


                                      *  *  *





                                                                        NISOURCE


   ACQUISITION FINANCING PLAN
   ----------------------------------------------------------------------

           STRUCTURE                         SOURCES & USES
           ---------                         --------------

 [Graphic depicting Acquisition       INITIAL SOURCES                   $MM
    Financing Plan]                                                     ---
                                        364 Day Bank Facility          $5,790
                                      FINAL SOURCES
                                        Debt Financing*                $3,185
                                        Equity and Equity
                                        Linked Financing*               2,605
                                                                       ------
                                      TOTAL FINAL SOURCES              $5,790
                                                                       ======
                                      USES
                                        Purchase Price
                                        ($68.00/share)                 $5,690
                                      Transaction Costs                   100
                                                                       ------
                                      Total Uses                       $5,790
                                                                       ======

                                         *  Within 12 months after
                                            closing.


                        CREDIT RATINGS LIKELY TO BE AFFIRMED


                                      *  *  *





                                                                        NISOURCE


   EPS PRO FORMA IMPACT
   ----------------------------------------------------------------------


    ($mm except per share data)                             2000(1)    2001(1)
    --------------------------------------------            -------    -------
    IBES EST. NI NET INCOME                                    244.3     261.4
    IBES EST. CG NET INCOME                                    152.7     386.4
      NI Incremental Interest Expense (@6.75%)                (121.1)   (160.5)
      Goodwill (net of consolidation adjustments)              (30.2)    (60.3)

    PRO-FORMA NET INCOME                                       245.7     427.0
      Avg. Fully Diluted Pro Forma Shares
        Outstanding (mm)*                                      126.7     196.0

    PRO-FORMA FULLY DILUTED EPS                                  1.94      2.18
      NI STAND-ALONE FULLY DILUTED EPS                           1.93      2.06
      Accretion                                                  0.01      0.12
      Accretion %                                                0.5%      5.8%


   (1)Assumes transaction close on June 30, 2000 and equity issuance at end of Q1 2001

   *Stock issued at $28.19 per share and assumes no stock buyback.


                               IMMEDIATELY ACCRETIVE


                                      *  *  *





                                                                        NISOURCE


   HOW WE GOT HERE
   ----------------------------------------------------------------------

   * On April 1, NiSource made a proposal to merge with Columbia in an all cash transaction

        - At Columbia's request NiSource withdrew its offer to allow discussions to proceed on a friendly basis

        -    A meeting was scheduled between the companies for April 16

        -    Columbia cancelled the meeting on April 15 without explanation

   *    On April 16, NiSource sent a formal cash offer to Columbia

   * Columbia rejected the NiSource offer on April 18 and launched its unsolicited bid for Consolidated Natural Gas

   * NiSource has subsequently attempted, without success, to engage Columbia in merger discussions

   * Because the combination is financially and strategically compelling, NiSource believes it is obligated to inform Columbia's shareholders of its proposal




                                 IT'S TIME TO TALK


                                      *  *  *





                                                                        NISOURCE


   SEND A MESSAGE TO THE BOARD TO NEGOTIATE
   ----------------------------------------------------------------------


   SHAREHOLDERS

    *   Columbia has consistently underperformed its peer group and the market

    * Since 1996, approximately $300 million has been invested in unregulated businesses without results: $11.1mm Operating Loss in 1998

    * Columbia lacks the skill and assets to capitalize on gas and electric convergence

   CUSTOMERS

    *   NiSource's cash offer assumes a rate freeze to all Columbia customers

    *   NiSource is an active proponent of competition and customer choice

   EMPLOYEES

    *   NiSource's offer requires minimal synergies to be earnings accretive



                          HELP MAXIMIZE SHAREHOLDER VALUE


                                      *  *  *





                                                                        NISOURCE


   CONCLUSIONS
   ----------------------------------------------------------------------


   -->  Compelling proposal for Columbia Shareholders, Customers and Employees

   -->  Transaction will be immediately earnings and cashflow accretive

   -->  Excellent strategic fit uniting two complementary platforms

   --> Full Btu provider with direct access to 30% of the US population and 40% of US energy consumption

   -->  Builds on NiSource's track record of disciplined accretive acquisitions


                                      *  *  *




                                      NISOURCE

                                  www.nisource.com






                    FOR INFORMATION ABOUT TENDERING YOUR SHARES,
                        CALL INNISFREE M&A AT 877-750-5837.


                                  WWW.NISOURCE.COM



                                           [NiSource logo and regional map
                                            of the United States depicting
                                            states which NiSource serves]

   ABOUT NISOURCE

   NiSource Inc. (NYSE: NI), formerly known as NIPSCO Industries Inc., a Fortune 500 company based in Merrillville, Ind., has eight major subsidiaries and nearly 7,500 dedicated employees and a market capitalization of $3.6 billion. The NiSource family of companies serves approximately 1.7 million customers in 23 states along a geographic corridor that runs from the company's storage assets in Texas to one of its pipelines in Maine. The region includes the Midwest, where 40% of U.S. energy is consumed, and New England, a strategic geographic area for growth.

   Along this route, NiSource will explore opportunities for growth in increased pipeline service, gas storage, customer acquisition in the gas, electric and water distribution business, and strategic partnerships.
   The company is committed to meeting customers' total energy needs by focusing on opportunities for convergence in its core businesses and for the continued emergence of a fourth business sector, nonregulated solutions that deliver the benefits of these commodities.

                 FOR INFORMATION ABOUT TENDERING YOUR SHARES,
                     CALL INNISFREE M&A AT 877-750-5837.

                               WWW.NISOURCE.COM



                                           [NiSource logo and regional map
                                            of the United States depicting
                                            states which NiSource serves]

   MEDIA TOOLS

        PHOTO OF GARY L. NEALE (4 MB zip file, unzip for EPS format)

        NISOURCE{TM} LOGO* (EPS format)

        VIDEO HIGHLIGHTS OF OUR ANNUAL SHAREHOLDERS MEETING, held on April 14, 1999 at the Century Center in South Bend, IN.

   [Transcript of Video Highlights of Annual Shareholders Meeting]

   Let me begin by congratulating you, our shareholders, for approving the name change from NIPSCO Industries to NiSource. We went through an extensive process in deciding to change the name of the Company and then selecting the new name. This process included conducting focus groups with shareholders, customers and members of the financial community, who clearly agreed that we needed a name that better reflects the Company's growth and new focus.

   We believe that NiSource describes the new direction of your Company as a multi-state supplier of energy and water resources and related services. In other words, we are delivering life's essential resources to our customers - and, in turn, delivering added value to you, our shareholders.

   As stated in our Annual Report, NiSource will maximize our value to shareholders by remaining focused on our core competencies of distributing electricity, natural gas and water in the Midwest and Northeast United States, and marketing utility services and customer-focused resource solutions along the corridor pictured here, stretching from Texas to Maine. I will elaborate on this focused growth strategy after reviewing with you our financial highlights of 1998.

   What does all this mean to you, our shareholders? Take a look at this graph charting the growth of a $10,000 investment in our company versus the Standard & Poor's 500 average. As you can see, your $10,000 investment in 1989 has grown by 21.6 percent per year to now be worth more than $70,000, consistently outpacing the S&P 500. I think that's significant, and I'm proud to be able to stand here today and show you these outstanding returns.

   We also continue to outperform another investment barometer, the Dow Jones Utility Average. In 1998, our stock price closed at a record 30-7/16, which combined with our paid dividend of 96 cents, produced a total return to shareholders of 28%.

   I'm pleased to announce today that our earnings for the first quarter of 1999 reached 62-cents per share, compared with 49-cents for the same quarter of last year. Stronger operating results from our gas, electric and water distribution businesses, driven by a return to more normal weather patterns, and the inclusion of earnings from Bay State Gas, contributed to the stronger earnings. Our competitive products and services businesses also had improved performance.





   In addition, you may have heard last week that you are now a shareholder of a Fortune 500 company. In the April 26, 1999, edition of Fortune magazine, you can see that our 22% yearly return to shareholders over each of the last 10 years makes us No. 1 in total return to shareholders among all 64 utilities in the Fortune 500.

   The challenge, of course, is to continue to bring these outstanding returns to you in a constantly evolving energy/utility world and a volatile stock market. What's clear is that you as a shareholder view us as primarily a distributor of natural gas, electricity and water.
   This is our identity, and this must remain our primary focus. If we stray from building value around our core expertise, we lose our existing identity.

   What we believe is emerging is an opportunity to build a distribution value chain around our core gas, electric and water businesses. We emphasize the word value here because this focus will bring useful products and services to our customers as well as financial returns to our shareholders. As you can see here, the basic commodity is linked to commodity distribution and to commodity conversion. To build the NiSource identity, we will focus on logical extensions of this distribution value chain.

   Upstream from the commodity distribution businesses - or, from your view, to the left on the screen - are many opportunities to reduce risk through such services as gas storage; risk management through asset-based commodity trading; on-site industrial generation; and various utility services including construction, underground facilities locating, and Shared Services such as coordinated gas supply and purchasing.

   Downstream from the commodity distribution business is the opportunity to sell services and solutions based on our customers' energy and service needs. This end of the value chain is more competitive and therefore more risky, but it also can give us higher returns as we find ways to bring the benefits of gas, electricity and water, not just the commodities themselves, to our customers. Some of these opportunities might include space heating and cooling; steam for industrial use; water heater rentals and maintenance; back-up generation; distributed generation that can increase service reliability without the need for new transmission lines; and water purification or even in-ground sprinkling systems.

   As a result of these opportunities, our business profile continues to change. We are a diverse company focusing on customers in four major business sectors: gas, electric, water, and the upstream and downstream products and services based on those commodities. Now, with the addition of Bay State and increased gas trading volumes, we have nearly $1.7 billion in gas revenues, $1.4 billion in electric revenues, $84 million in water and nearly $125 million in the competitive products and services businesses. We expect during 1999 to grow the products and services piece and to increase the commodity businesses through customer growth and acquisitions.

   I'd like to demonstrate how some significant events of 1998 and early 1999 build shareholder value along our distribution value chain.

   Two months ago, we completed the acquisition of Bay State Gas Company, making NiSource the 10th largest gas distribution company in the United






   States. Bay State and its subsidiary, Northern Utilities, bring to the NiSource family more than 300,000 customers in Massachusetts, New Hampshire and Maine. If there are any former Bay State shareholders here with us today, I welcome you to your first NiSource Annual Meeting.

   Under the leadership of Jeff Yundt, who is now president and CEO of Bay State, and Chairman Roger Young, whom you met earlier when he joined our NiSource board, Bay State is focused on operational efficiency, excellent customer service, and growth. Most importantly, Bay State gives us a beachhead in the Northeast from which we intend to grow our gas distribution business. This market offers significant opportunity, since barely half of New England's homes and businesses heat with natural gas, compared with a 95 percent saturation rate here in the Midwest.

   Indianapolis Water Company, our water distribution business, experienced record growth in 1998, adding more than 7,000 new customers. This year IWC, which is under the leadership of Jim Morris, also has taken over operation of the Lawrence, Indiana, municipal water utility, adding another 10,000 customers.

   This brings our total number of customers in central Indiana to nearly
   264,000.

   Northern Indiana Public Service Company - NIPSCO - continues to prepare for a competitive energy marketplace by focusing on managing assets efficiently. During 1998, employees reduced operating expenses by another $27 million and managed to further bring down the costs of fuel for our generating stations. Prudent fuel purchasing practices have driven down our fuel costs by 41% over the last decade, which in turn drives down the real cost of electricity to our customers by more than 40%.

   NIPSCO continues to invest in new technology to better serve customers, and in 1998 installed a computer aided dispatch system. This system, which provides computers in our service trucks, enables servicemen like the one pictured here to communicate directly with Customer Service and Dispatch personnel to improve response to customers' needs. In addition, NIPSCO continues to make operational changes that allow us to provide superior customer service efficiently. For example, many of you who live in north central Indiana probably have heard recently that NIPSCO is consolidating its Warsaw and Goshen operating areas. We find that we can better serve customers through larger regional operations centers with higher concentrations of employee and physical resources, rather than through the historically smaller, scattered locations.

   NIPSCO has, for many years, been a leader among utilities in environmental stewardship. During 1998 NIPSCO took this leadership position a giant leap further by becoming the first utility in North America to achieve ISO 14001 certification at all of its facilities. This is the international standard for implementing an effective environmental management system, and it took all of our operating employees working together to integrate the utility's programs and facilities with environmental regulations and our overall environmental policy.







   Another benefit to the northern Indiana environment is a project at NIPSCO's Schahfer Generating Station. The station has contracted with Georgia Pacific Company to use all the gypsum output from our scrubber to manufacture wallboard. Before, this gypsum was considered a waste product and had to be landfilled on site at considerable expense. Now, the gypsum is a revenue source.

   Opportunities exist throughout NiSource to implement these types of proactive efforts to benefit the environment, and our Board has solidified our commitment to environmental initiatives by creating the position of Environmental Officer and Counsel. Art Smith assumes this new, critical officer position. Art was an attorney for the U.S. Environmental Protection Agency before joining our Company eight years ago to lead our environmental affairs group. I'm pleased to announce that Art and his team recently added another award to the list of our environmental accolades: the North American Waterfowl Management Plan's National Great Blue Heron Award, which recognizes that our Company is setting the standard for corporate environmental responsibility. We are the first utility to ever receive this award for our land donations, contributions to local environmental projects, redevelopment of brownfields and efforts to reduce emissions.


   Through all of our management initiatives, we strive to improve service to customers and enhance shareholder value while benefiting the environment.

   Let me now turn to the upstream opportunities in the energy and utility industry.

   Our Crossroads Pipeline Company is well-positioned to meet the growing demand for natural gas in the Northeast by supplying gas from the Midwest. Crossroads recently completed a successful Open Season showing firm demand for its planned western extension, which will expand the options to shippers moving gas through the Chicago market hub.

   Crossroads also plans an eastward expansion to connect with the CNG Transmission system, which feeds the New England market. Together with Bay State, NiSource owns more than 19 percent of the Portland Natural Gas Transmission System, or PNGTS, which earlier this year began moving Canadian gas into the Northeastern United States. Here, you see some of the construction of this pipeline last year in New Hampshire.

   This is the first of the Canada-to-New England pipelines to come on-line and offers us a new source of inexpensive Canadian gas for expansion in the Northeast market.

   On April 1 we completed the acquisition of TPC Corporation, a major natural gas marketer, gas portfolio manager, and a leading developer of salt dome natural gas storage. Through this purchase, NiSource now owns 78 percent of Market Hub Partners, the largest independent owner and operator of salt cavern storage in North America.

   Just to give you an idea of the depth of these salt caverns, here is a comparison of the size of MHP's state-of-the-art natural gas storage facilities with the height of the World Trade Center in New York. MHP's facilities are strategically located at market hubs near the convergence of major natural gas pipelines in Texas and Louisiana, and the partnership this year will begin building another cavern in Pennsylvania.

   Under the leadership of NiSource Senior Vice President Jim Abcouwer, TPC's gas marketing strength and MHP's assets will provide NiSource the basis for significant increase in upstream revenue opportunities in the coming years.

   Our utility services businesses offer another exciting avenue for growth. Miller Pipeline Corporation installs gas and water distribution pipelines for utilities throughout the Midwest. SM&P Utility Resources is one of the largest underground facilities locating companies in the country.

   Both of these businesses are profitable, rapidly growing, and show the potential for double-digit growth in meeting the needs of a changing industry requiring more cost-effective operational alternatives.

   Our subsidiary Primary Energy continues to meet the needs of large industrial customers who also are seeking more cost-effective operational alternatives. Primary Energy, led by Joe Turner, completed its largest project to date in 1998 - the Cokenergy plant at Ispat Inland's Indiana Harbor Works in East Chicago. This 94-megawatt turbine uses waste heat from Ispat Inland's environmentally friendly coke facility to provide steam and electricity for steelmaking.

   Primary Energy's next project will be a 50-megawatt cogeneration plant at LTV Steel's Indiana Harbor Works in East Chicago. This project will include a significant upgrade to LTV's steam capacity and operating control systems, making the steelmaker more efficient and globally competitive. Primary Energy also will build a major cogeneration and steam facility at the BP Amoco facility in Whiting, Indiana, and it is actively working on several potential major industrial projects in the Midwest.

   Now let's take a look at several significant developments on the downstream end of the value chain.

   One opportunity recently announced is the expansion of NIPSCO's customer choice program, which began right here in South Bend less than two years ago. As of this month, all 660,000 NIPSCO natural gas customers in northern Indiana have the opportunity to choose their natural gas supplier. NIPSCO will continue to deliver the gas to customers' homes and businesses and provide customer service. The NIPSCO Choice program offers customers the opportunity for choice on the gas supply portion of their bill.

   We're the first utility in Indiana to offer customers this choice. The alternative regulatory plan that allows for choice also enables NIPSCO to offer customers many new programs and services related to gas supply. For example, the Price Protection Service is available to customers who want price certainty in their utility bills.

   These new competitive programs help customers understand the value of all of the services we offer because they can now compare NIPSCO to the competition.

   The acquisition of Bay State by NiSource brought with it the strong energy marketing brand, EnergyUSA. We have now restructured many of our competitive businesses under the EnergyUSA umbrella, including natural gas marketing and trading, retail commodity sales and product development, commercial energy solutions and other utility services. Jim Abcouwer also leads this area of our business. EnergyUSA already is significantly reducing energy costs for many large commercial and industrial customers, including Reebok International. When Reebok wanted to reduce dollars spent on heating and give employees at two Northeast distribution facilities a more comfortable environment in which to work, the footwear maker turned to EnergyUSA for complete analysis and service solutions.

   EnergyUSA offers significant opportunities for providing new energy- and utility-related products and services to our customers throughout the geographic corridor we serve.

   A budding growth market in the energy industry is the opportunity to meet the energy needs of residential, commercial and small industrial customers by developing relatively small electric generation facilities at or near the customer's location. This approach is called distributed generation.
   In this picture you see a microturbine NiSource currently is installing at a northern Indiana site of a national retailer. You can see how small this turbine is compared with the Primary Energy turbine I showed you earlier, yet the cogeneration principle is the same. This microturbine will give the customer efficient electricity and will be integrated with environmentally friendly heat recovery equipment that will provide the customer hot water which will be used for both heating and cooling services.

   NiSource also is investigating other distributed generation technologies, such as fuel cells for homes and businesses. We truly believe it's an opportune time to develop this new energy supply market.

   You can keep up with our growth by viewing our new NiSource Web site. This site debuts today and echoes the theme of our 1998 Annual Report, opening doors to new opportunities. You can check the latest stock price, get news about NiSource and link directly to our subsidiaries' Web sites.

   We're also now conducting business via the Internet, participating in the growing customer service dubbed electronic commerce. Business customers and marketers can manage their energy portfolios on-line. By the end of this year, you will be able to pay your utility bill or purchase products and services using the Web site.

   I hope my discussion has given you a clear picture of this distribution value chain along which we will operate and its importance to enhancing shareholder value. We believe this value chain minimizes risk and gives the greatest opportunity to capture additional value in the energy and utility markets. We have the discipline to stay focused on this growth strategy in the geographic corridor I have defined.

   One method of insuring success of this focus is the operational integration of administrative services through a Shared Services initiative that began early this year at NiSource.

   Shared Services organizations have been successfully implemented at many other Fortune 500 companies including Kraft Foods, Allied Signal, Johnson and Johnson and Duke Energy, just to name a few.

   Functions that will be redesigned into this Shared Services group, serving all NiSource subsidiaries, include procurement, auditing, human resources, finance and accounting, bill printing, environmental affairs, corporate communications and legal services.

   We expect to have the concept fully implemented by the end of next year. In addition, we are finding opportunities for operational integration. As an example, we recently combined Bay State's gas supply operations into the NiSource Corporate Gas Supply department. This combination will allow us to better capitalize on opportunities for savings in the gas marketplace.

   I cannot conclude my discussion with you this year without addressing the well-publicized Y2K computer issue. I must emphasize that NiSource and all its subsidiaries, including NIPSCO, do not anticipate any interruption of service due to the Year 2000 date change. We have been addressing the potential Y2K problem since 1996, and have a well-coordinated and well-documented effort among all NiSource and subsidiary functions to remediate and test any systems that could have been affected by the Y2K bug. Within the last week, NIPSCO participated in a test of electric utility systems all over North America and an internal drill of our ability to maintain critical utility operations following possible Y2K scenarios. In June the utility will participate in another North America-wide exercise, and by October, all NiSource systems will be test-proven Y2K compliant.

   In closing, I'd like to restate our vision - as the doors of opportunity in the energy/utility world open, we will:

   * remain focused on the efficient, reliable distribution of electricity, natural gas and water in the Midwest and Northeast; and
   * we will capitalize on upstream and downstream opportunities to market utility services and customer-focused solutions based on those commodity resources in a corridor stretching from Texas to Maine.

   We have a new name, but our mission remains to continually enhance service to our customers and increase value to our shareholders.

   I appreciate the opportunity to be with you today and am especially pleased to be able to share with you the results of our recent performance and our vision of your Company's future.

   If there are no further questions, I now declare this meeting adjourned.


   BENEFITS OF THE ACQUISITION

        NiSource Inc. (NYSE: NI) is a holding company whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The Company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.





        The merger of NiSource and Columbia Energy Group will create a super-regional energy company serving 4 million energy and water distribution customers in nine states. Because there is no market overlap between the utility operations of the two companies, the combined company will have direct access to a growing natural gas market, which represents 30 percent of the U.S. population and 40 percent of U.S. energy consumption.

        NiSource's offer price of $68 per share represents a 30.7 percent premium over the average closing share price for Columbia common stock for the 20 trading days ended June 4, 1999. NiSource has delivered the top total return to shareholders among Fortune 500 utilities over the last 10 years, while Columbia has underperformed the market during the same period.

        NiSource and Columbia will remain focused on delivering value and outstanding service to customers. Both companies have been leaders in bringing competition and customer choice to natural gas customers and, as a unified organization, NiSource will continue to be an active proponent of customer choice in all its markets. The new combined company will be poised to deliver upwards of 12 percent annual earnings per share growth.

        Furthermore, NiSource believes minimal synergies will be required for the merger to be accretive in the first year. Both NiSource and Columbia employees will play key roles in the success of the combined organization. Employees will build on their track record of operational excellence to drive profitability.

   NISOURCE HIGHLIGHTS (FOR THE THREE MONTHS ENDED MARCH 31, 1999)

             Total Assets: $6.2 billion

             Operating Revenues: $891 million

             Net Income: $77 million

             Earnings Per Share: $0.62

             Dividends Per Share: $0.255

             Number of Employees: 7,500

   RECENT ACQUISITION HISTORY

   Kokomo Gas & Fuel Company, Kokomo, Ind.

             Kokomo Gas provides natural gas distribution service to approximately 33,800 customers in east central Indiana. Acquisition was completed in February 1992. Price: $47.9 million.

   Northern Indiana Fuel & Light Company (NIFL), Auburn, Ind.

             NIFL provides natural gas distribution service to approximately





             34,380 customers in the northeast corner of Indiana. Acquisition was completed in March 1993. Price: $30.2 million.

   IWC RESOURCES CORP. (IWCR), INDIANAPOLIS, IND.

             IWCR's water utilities serve 264,000 customers in the Indianapolis area. IWCR also brought to the NiSource family of companies one of the country's major pipeline construction companies, Miller Pipeline Corporation, and the largest underground utility locating and marking service business in the United States, SM&P Utility Resources. Acquisition was completed in March 1997. Price: $290 million.

   BAY STATE GAS COMPANY, WESTBOROUGH, MASS.

             Bay State provides natural gas distribution service to more than 305,000 customers in Massachusetts, New Hampshire and Maine. The purchase gives NiSource a beachhead in the rapidly expanding New England gas market. Acquisition was completed in February 1999.
             Price: $780 million.

   TPC CORPORATION, HOUSTON, TEXAS

             TPC is a major natural gas marketer, utility gas asset portfolio manager and a leading developer of salt cavern gas storage. The acquisition included TPC's 66 percent interest in Market Hub Partners, L.P. (MHP), giving NiSource 78 percent ownership of the largest independent owner and operator of salt cavern natural gas storage in North America. Acquisition was completed in April 1999.
             Price: $150 million.

   BIOGRAPHICAL INFORMATION

   Chairman Gary L. Neale

             Gary L. Neale joined NiSource in August 1989 as President and Chief Operating Officer and was promoted to Chairman, President and Chief Executive Officer in March 1993. Mr. Neale brings an extensive history in the energy industry to NiSource. He was Chairman, President and Chief Executive Officer of Planmetrics, Inc., an energy industry management consulting firm, for 17 years. Mr. Neale also held management positions at Wells Fargo Bank and Kaiser Industries.

             Mr. Neale will serve as the next chairman of the American Gas Association, and he is Chairman of the North American Reliability Council. His other industry affiliations include serving on the boards of directors of the Edison Electric Institute and the Association of Edison Illuminating Companies, and he has been appointed by the governor of Indiana to the Economic Development Council, the Energy Policy Forum and the Clean Air Advisory Committee. In addition, Mr. Neale serves on several corporate and civic boards and has published articles in Business Week, Public Utilities Fortnightly and the Harvard Business Review. He earned his B.A. and M.B.A. degrees from the University of Washington.

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